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EXHIBIT 99.1


                                                                        CONTACT:
                                           Media - Lillian Kilroy (410) 277-2833
                          Investment Community - Patricia Ferrick (703) 352-2583



                   PROVIDENT BANKSHARES CORPORATION ANNOUNCES
                   36% EARNINGS GROWTH FOR THIRD QUARTER 2004
                          SOUTHERN FINANCIAL MERGER AND
                      FINANCIAL FUNDAMENTALS DRIVE RESULTS

BALTIMORE: (October 21, 2004) - Provident Bankshares Corporation (NASDAQ:PBKS), the parent company of Provident Bank, today reported $18.1 million in net income or $0.54 per diluted share, for the third quarter of 2004.

The Company continued its execution of key strategies to grow its customer base and regional banking business in the key urban metropolitan areas of Baltimore, Washington and Richmond while maintaining strong asset quality. Improved financial fundamentals mark the Company's solid performance for the quarter with improved return on average assets, net interest margin, efficiency ratio and credit quality measures. During the quarter, which includes the first full quarter of the consolidation of Southern Financial, average loans increased $891 million or 34% over the 2003 third quarter and net interest margin improved to 3.51%. Asset quality remained strong, with the ratio of net loan charge-offs to average loans declining to 25 basis points, or 17% below the same period last year. Average deposits, including Southern Financial, increased 26%, led by increases in demand accounts of 30%.

THIRD QUARTER FINANCIAL HIGHLIGHTS

o    Net interest margin improved to 3.51% from 3.26% for the 2003 third quarter
o Non-interest income (excluding net gains) grew 11% from the comparable period in 2003
o Asset quality remained strong as net charge-offs as a percentage of average loans declined 17% to 25 basis points compared to 30 basis points last year
o Average loans increased $891 million, or 34%, from the 2003 third quarter, of which $262 million, or 10%, represented growth not associated with the merger
o Average deposits, excluding brokered deposits, increased $750 million, from the 2003 third quarter, of which $102 million represented growth not associated with the merger

THIRD QUARTER RESULTS

Provident Bankshares reported net income for the quarter ending September 30, 2004 of $18.1 million, an increase of 36% over the third quarter of 2003. This represents earnings of $0.54 per diluted share compared with $0.53 per diluted share for the 2003 third quarter. Included in earnings of $0.54 per diluted share were $0.02 of merger costs associated with the Southern Financial merger. Increased net interest income and fee income and a lower provision for loan losses positively impacted the earnings for the quarter compared to the same quarter a year ago.



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Conversely, non-interest expenses, including merger costs and income tax expense increased over the prior year.

Average loans increased 34% over the third quarter of 2003, driven by activity in both the commercial and consumer business segments and the recent Southern Financial merger. Average commercial real estate loans increased $326 million, or 50%, while commercial business loans increased $313 million, or 85%. The increase in the commercial loan portfolio also reflects the benefits derived from Southern Financial's emphasis on commercial lending. Average consumer loans rose $252 million, or 16%, with home equity loans and lines representing 78% of the increase.

Average deposits increased $808 million, or 26%, over the same quarter last year. Demand accounts showed increases of $302 million while money market accounts increased $199 million, respectively, through organic deposit growth and the addition of Southern Financial deposits. While traditional average brokered deposits declined $158 million from the prior year, callable brokered deposits increased $216 million primarily due to the Southern Financial merger.

The net interest margin on a tax equivalent basis improved to 3.51%, compared to 3.26% for the third quarter 2003. The higher ratio of average loans to investment securities and the benefits derived from combining the two companies' balance sheets contributed to the improved margin. Further, the margin was positively impacted by the balance sheet restructuring, which eliminated over $400 million in low margin securities coincident with the merger.

Non-interest income, excluding net gains, grew 11% to $26.5 million, up from $23.9 million in the third quarter 2003 as the Company continued to post solid fee income growth. Total deposit service fees increased $2.1 million, or 11%, over the 2003 third quarter, driven by growth in commercial and consumer deposit accounts and transaction volume in both the Baltimore and Washington metropolitan markets.

Total non-performing loans at September 30, 2004 were $27.4 million compared with $20.3 million the same quarter a year ago. The increase includes loans acquired from the Southern Financial merger. The level of non-performing loans at September 30, 2004 is consistent with historical trends of the two companies on a combined basis. Net charge-offs of $2.2 million were slightly higher than the $2.0 million 2003 third quarter, and the allowance for loan losses, at 1.34% of period-end loans, was 172% of non-performing loans.

Capital ratios remained sound. The leverage ratio was 8.30%, compared to 7.61% in the third quarter of 2003. Total risk-based capital increased to 13.47%, up from 13.11% at third quarter end 2003.

DIVIDEND DECLARED

Provident Bankshares announced today that its Board of Directors has declared a quarterly cash dividend of $0.26 per share. This is the forty-fourth consecutive quarterly dividend increase. The quarterly cash dividend will be paid on November 12, 2004 to stockholders of record at the close of business on November 1, 2004.



                                       2

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OTHER NEWS

On October 15, 2004, Provident Bankshares closed on the transaction to sell three Norfolk/Tidewater area branches acquired in the merger, because these branches were outside of the Company's strategic footprint.

MANAGEMENT COMMENT

Commenting on the Company's third quarter performance, Chairman and CEO Gary N. Geisel said, "I am pleased that the execution of our strategies is translating into improved financial fundamentals. Our net interest margin improved to 3.51%, the efficiency ratio declined to 61%, and return on assets is 1.12% for the quarter. With key locations in the Baltimore, Washington and Richmond metropolitan areas we now operate in three of the best markets in the country. We are clearly making progress in our transformation to a stronger regional bank."

CONTINUED FOCUS ON KEY BUSINESS STRATEGIES

The Company remained focused on execution of key business strategies, which include expanding the commercial and consumer banking segments, including small business, in the key urban metropolitan markets of Baltimore, Washington and Richmond.

Provident's key business strategies are:

o BROADEN PRESENCE AND CUSTOMER BASE IN THE VIRGINIA AND WASHINGTON METROPOLITAN MARKETS Provident currently has 83 branches, or 56% of its total branches, in the key metropolitan urban markets of Washington and Richmond. Year over year, average commercial and consumer deposits in these markets increased 119% and 81%, respectively. Average consumer transaction account balances increased 74% from $139 million in the third quarter of last year to $242 million in the current quarter. Average consumer money market deposits and savings deposits increased 66%. The addition of 30 branches from the Southern Financial merger contributed to the growth in these markets.

     In the current quarter, average consumer loan balances increased 94% and commercial loan balances more than doubled over the third quarter of 2003 in the Virginia/Washington metro markets. This growth evidences the Company's ability to capture consumer loan demand and commercial business in this market.

o    GROW COMMERCIAL BUSINESS IN MARYLAND AND VIRGINIA
     Commercial deposits increased 63% over the prior year with average demand account balances and money market balances representing the areas of growth at 41% and 151%, respectively. Average commercial loan demand remained strong with Provident growing its average commercial portfolio by 63%. Small business loans and deposits are included in the commercial banking totals and increased significantly from the 2003 third quarter, respectively. The increase in the commercial loan and deposit portfolios also reflects the benefits derived from Southern Financial's emphasis in commercial lending.


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o    FOCUS RESOURCES ON GROWTH IN CORE BUSINESS LINES
     Core banking operations continued to drive Provident's positive results. Average consumer loan balances increased $252 million, or 16%, over the 2003 third quarter. Home equity lending continues to lead the consumer loan growth with an increase of 45% over the prior year quarter. Provident's expertise in home equity lending resulted in average balances during the 2004 third quarter of $629 million. Average commercial loans also increased during the quarter, up $639 million, from the 2003 third quarter. This increase represented growth of 50% commercial real estate and 85% commercial business loans. The addition of Southern Financial commercial loans represents $522 million in average commercial loans, emphasizing Southern Financial's focus on its commercial customer base.

     Total average deposits increased 26%, or $808 million, representing increases in every deposit category, with the strongest increase in transaction account balances of 30%. The Company's focus on its core business lines is further reflected in the mix of consumer and commercial average deposits of 77% and 23%, compared to 82% and 18% for the 2004 and 2003 third quarters, respectively. Average deposits, excluding brokered deposits, represent 91% of total deposits for the 2004 third quarter.

o    IMPROVE FINANCIAL FUNDAMENTALS
     The leverage and total risk-based capital ratios were 8.30% and 13.47%, up from 7.61% and 13.11%, respectively, for the third quarter 2003. Net interest margin improved to 3.51% from 3.26% for the same quarter last year. Return on average assets improved to 1.12% from 1.06% and the efficiency ratio, which excludes non-recurring merger costs, also showed improvement, down to 61% from 63% for the respective periods.

     Asset quality remained strong, despite the increase in non-performing loans. The ratio of non-performing assets to loans improved to 0.84% from 0.90% for the 2004 and 2003 third quarters, respectively. Net charge-offs remained stable at $2.2 million and $2.0 million, for the 2004 and 2003 third quarters, respectively and the ratio of allowance for loan losses to loans was 1.34% at September 30, 2004.

OUTLOOK FOR THE FUTURE

Commenting on the future for Provident Bankshares, Chairman and CEO Gary N. Geisel added,

"We are encouraged by the momentum in our consumer and small business groups and we are optimistic about our future commercial loan growth as we move into 2005. Not unlike others in our industry, our immediate challenge centers on consistent commercial loan growth. While we are pleased with our commercial pipeline, increased repayments resulted in slowed loan growth for the quarter. We remain confident in meeting the consensus estimates for the fourth quarter and the year."

Provident Bankshares Corporation is the holding company for Provident Bank, the second largest independent commercial bank headquartered in Maryland. With $6.4 billion in assets, Provident serves individuals and businesses in the dynamic Baltimore-Washington corridor through a network of 149 offices in Maryland, Virginia, and southern York County, PA. Provident Bank also offers related financial services through wholly owned subsidiaries. Securities brokerage, investment management and related insurance services are available through Provident Investment Center and leases through Court Square Leasing and Provident Lease Corp. Visit Provident on the web at www.provbank.com.
                                                    ----------------

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SPECIAL NOTE: Provident Bankshares Corporation's third quarter earnings teleconference will be webcast at 10:00 a.m. (ET) on Thursday, October 21, 2004. The webcast can be accessed on the Provident website at www.provbank.com. The
                                                        ----------------
webcast will include discussions of the most recent quarter's results of operations and may include forward-looking information such as guidance on future results. A replay of the webcast will be available until October 29, 2004. An audio replay of the webcast will also be available until 11:59 p.m. October 28, 2004 at 1-888-203-1112, passcode ID 989437. Supplemental financial information will be posted on the Provident website today in conjunction with the webcast and can be accessed by selecting the link to Corporate Information and Investor Relations and then selecting the link to Financial Reports.
###

THIS PRESS RELEASE, AS WELL AS OTHER WRITTEN COMMUNICATIONS MADE FROM TIME TO TIME BY PROVIDENT BANKSHARES CORPORATION AND SUBSIDIARIES (THE "COMPANY") (INCLUDING, WITHOUT LIMITATION, THE COMPANY'S 2003 ANNUAL REPORT TO STOCKHOLDERS) AND ORAL COMMUNICATIONS MADE FROM TIME TO TIME BY AUTHORIZED OFFICERS OF THE COMPANY, MAY CONTAIN STATEMENTS RELATING TO THE FUTURE RESULTS OF THE COMPANY (INCLUDING CERTAIN PROJECTIONS AND BUSINESS TRENDS) THAT ARE CONSIDERED "FORWARD-LOOKING STATEMENTS" AS DEFINED IN THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 (THE PSLRA). SUCH FORWARD-LOOKING STATEMENTS MAY BE IDENTIFIED BY THE USE OF SUCH WORDS AS "BELIEVE," "EXPECT," "ANTICIPATE," "SHOULD," "PLANNED," "ESTIMATED," "INTEND" AND "POTENTIAL." EXAMPLES OF FORWARD-LOOKING STATEMENTS INCLUDE, BUT ARE NOT LIMITED TO, POSSIBLE OR ASSUMED ESTIMATES WITH RESPECT TO THE FINANCIAL CONDITION, EXPECTED OR ANTICIPATED REVENUE, AND RESULTS OF OPERATIONS AND BUSINESS OF THE COMPANY, INCLUDING WITH RESPECT TO EARNINGS GROWTH; REVENUE GROWTH IN CONSUMER BANKING, LENDING AND OTHER AREAS; ORIGINATION VOLUME IN THE COMPANY'S CONSUMER, COMMERCIAL AND OTHER LENDING BUSINESSES; ASSET QUALITY AND LEVELS OF NON-PERFORMING ASSETS; CURRENT AND FUTURE CAPITAL MANAGEMENT PROGRAMS; NON-INTEREST INCOME LEVELS, INCLUDING FEES FROM SERVICES AND PRODUCT SALES; TANGIBLE CAPITAL GENERATION; MARKET SHARE; EXPENSE LEVELS; AND OTHER BUSINESS OPERATIONS AND STRATEGIES. FOR THESE STATEMENTS, THE COMPANY CLAIMS THE PROTECTION OF THE SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS CONTAINED IN THE PSLRA.

THE COMPANY CAUTIONS YOU THAT A NUMBER OF IMPORTANT FACTORS COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CURRENTLY ANTICIPATED IN ANY FORWARD-LOOKING STATEMENT. SUCH FACTORS INCLUDE, BUT ARE NOT LIMITED TO:
PREVAILING ECONOMIC AND GEOPOLITICAL CONDITIONS; CHANGES IN INTEREST RATES, LOAN DEMAND, REAL ESTATE VALUES AND COMPETITION, WHICH CAN MATERIALLY AFFECT, AMONG OTHER THINGS, CONSUMER BANKING REVENUES, REVENUES FROM SALES ON NON-DEPOSIT INVESTMENT PRODUCTS, ORIGINATION LEVELS IN THE COMPANY'S LENDING BUSINESSES AND THE LEVEL OF DEFAULTS, LOSSES AND PREPAYMENTS ON LOANS MADE BY THE COMPANY, WHETHER HELD IN PORTFOLIO OR SOLD IN THE SECONDARY MARKETS; CHANGES IN ACCOUNTING PRINCIPLES, POLICIES, AND GUIDELINES; CHANGES IN ANY APPLICABLE LAW, RULE, REGULATION OR PRACTICE WITH RESPECT TO TAX OR LEGAL ISSUES; RISKS AND UNCERTAINTIES RELATED TO ACQUISITIONS AND RELATED INTEGRATION AND RESTRUCTURING ACTIVITIES; AND OTHER ECONOMIC, COMPETITIVE, GOVERNMENTAL, REGULATORY AND TECHNOLOGICAL FACTORS AFFECTING THE COMPANY'S OPERATIONS, PRICING, PRODUCTS AND SERVICES. THE FORWARD-LOOKING STATEMENTS ARE MADE AS OF THE DATE OF THIS REPORT, AND, EXCEPT AS MAY BE REQUIRED BY APPLICABLE LAW OR REGULATION, THE COMPANY ASSUMES NO OBLIGATION TO UPDATE THE FORWARD-LOOKING STATEMENTS OR TO UPDATE THE REASONS WHY ACTUAL RESULTS COULD DIFFER FROM THOSE PROJECTED IN THE FORWARD-LOOKING STATEMENTS.

IN THE EVENT THAT ANY NON-GAAP FINANCIAL INFORMATION IS DESCRIBED IN ANY WRITTEN COMMUNICATION, INCLUDING THIS PRESS RELEASE, OR IN OUR TELECONFERENCE, PLEASE REFER TO THE SUPPLEMENTAL FINANCIAL TABLES INCLUDED WITH THIS RELEASE AND ON OUR WEBSITE FOR THE GAAP RECONCILIATION OF THIS INFORMATION.

                                  TABLES FOLLOW




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

PROVIDENT BANKSHARES CORPORATION AND SUBSIDIARIES
FINANCIAL SUMMARY
(DOLLARS IN THOUSANDS,EXCEPT PER SHARE DATA)
                                                               Three Months Ended                   Three Months Ended
                                                                  September 30,                           June 30,
                                                    -----------------------------------------    --------------------------
                                                          2004          2003       % Change          2004        % Change
                                                    -------------   -------------  ----------    -------------  -----------
SUMMARY OF OPERATIONS:
Net income                                          $     18,052    $     13,308        35.6 %   $     10,500         71.9 %
Net interest income                                       50,312          38,037        32.3           45,349         10.9
Provision for loan losses                                  1,723           2,950       (41.6)           1,215         41.8
Non-interest income                                       26,985          24,623         9.6           17,576         53.5
  Net gains (losses)                                         464             746       (37.8)          (7,877)      (105.9)
Non-interest income, excluding net gains (losses)         26,521          23,877        11.1           25,453          4.2
Non-interest expense                                      48,391          39,330        23.0           46,476          4.1
  Merger expense                                           1,110               -           -            1,972        (43.7)
Non-interest expense, excluding merger expense            47,281          39,330        20.2           44,504          6.2
Income tax expense                                         9,131           7,072        29.1            4,734         92.9

SHARE DATA:
Basic earnings per share                            $       0.55    $       0.54         1.9 %   $       0.35         57.1 %
Diluted earnings per share                                  0.54            0.53         1.9             0.34         58.8
Cash dividends paid per share                              0.255           0.235         8.5            0.250          2.0
Book value per share                                       18.39           12.93        42.2            17.66          4.1
Weighted average shares - basic                       33,037,793      24,555,675        34.5       30,263,438          9.2
Weighted average shares - diluted                     33,663,248      25,205,315        33.6       30,812,528          9.3
Common shares outstanding                             33,076,217      24,483,143        35.1       32,997,873          0.2

END OF PERIOD BALANCES:
Investment securities portfolio                     $  2,194,401    $  1,970,618        11.4 %   $  2,175,961          0.8 %
Total loans                                            3,520,266       2,702,255        30.3        3,519,519            -
Assets                                                 6,396,815       4,985,445        28.3        6,423,052         (0.4)
Deposits                                               3,897,258       3,087,906        26.2        4,130,502         (5.6)
Stockholders' equity                                     608,242         316,661        92.1          582,877          4.4
Common stockholders' equity                              608,702         321,350        89.4          597,052          2.0

AVERAGE BALANCES:
Investment securities portfolio                     $  2,176,770    $  1,993,040         9.2 %   $  2,223,952         (2.1)%
Loans:
  Residential real estate                              1,381,676       1,107,745        24.7        1,306,016          5.8
  Other consumer                                         493,569         515,622        (4.3)         499,341         (1.2)
  Commercial real estate                                 973,138         646,939        50.4          893,331          8.9
  Commercial business                                    682,948         369,657        84.8          594,828         14.8
Total loans                                            3,531,331       2,639,963        33.8        3,293,516          7.2
Earning assets                                         5,724,978       4,648,407        23.2        5,541,428          3.3
Assets                                                 6,403,309       4,984,959        28.5        6,113,920          4.7
Deposits:
  Noninterest-bearing                                    797,625         574,611        38.8          752,198          6.0
  Interest-bearing                                     3,162,298       2,577,522        22.7        3,067,141          3.1
Total deposits                                         3,959,923       3,152,133        25.6        3,819,339          3.7
Stockholders' equity                                     596,316         303,702        96.3          499,078         19.5
Common stockholders' equity                              599,233         317,578        88.7          508,892         17.8

SELECTED RATIOS:
Return on average assets                                    1.12 %          1.06 %                       0.69 %
Return on average equity                                   12.04           17.38                         8.46
Return on average common equity                            11.98           16.63                         8.30
Net yield on average earning assets (t/e basis)             3.51            3.26                         3.31
Efficiency ratio                                           61.38           63.35                        62.68
Leverage ratio                                              8.30            7.61                         8.50
Tier I risk-based capital ratio                            12.32           11.99                        12.08
Total risk-based capital ratio                             13.47           13.11                        13.25


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

PROVIDENT BANKSHARES CORPORATION AND SUBSIDIARIES
FINANCIAL SUMMARY
(DOLLARS IN THOUSANDS,EXCEPT PER SHARE DATA)
                                                              Nine Months Ended
                                                                September 30,
                                                    ------------------------------------------
                                                         2004           2003        % Change
                                                    -------------   -------------   ----------
SUMMARY OF OPERATIONS:
Net income                                           $    41,427     $    37,288      11.1 %
Net interest income                                      134,384         110,463      21.7
Provision for loan losses                                  5,112           7,961     (35.8)
Non-interest income                                       68,144          63,574       7.2
  Net gains (losses)                                      (6,597)         (4,899)     34.7
Non-interest income, excluding net gains (losses)         74,741          68,473       9.2
Non-interest expense                                     135,694         118,680      14.3
  Merger expense                                           3,266               -         -
Non-interest expense, excluding merger expense           132,428         118,680      11.6
Income tax expense                                        20,295          10,108     100.8

SHARE DATA:
Basic earnings per share                             $      1.41     $      1.52      (7.2)%
Diluted earnings per share                                  1.38            1.48      (6.8)
Cash dividends paid per share                              0.750           0.690       8.7
Book value per share                                       18.39           12.93      42.2
Weighted average shares - basic                       29,338,683      24,482,641      19.8
Weighted average shares - diluted                     29,960,728      25,112,217      19.3
Common shares outstanding                             33,076,217      24,483,143      35.1

END OF PERIOD BALANCES:
Investment securities portfolio                      $ 2,194,401     $ 1,970,618      11.4 %
Total loans                                            3,520,266       2,702,255      30.3
Assets                                                 6,396,815       4,985,445      28.3
Deposits                                               3,897,258       3,087,906      26.2
Stockholders' equity                                     608,242         316,661      92.1
Common stockholders' equity                              608,702         321,350      89.4

AVERAGE BALANCES:
Investment securities portfolio                      $ 2,164,723     $ 2,058,217       5.2 %
Loans:
  Residential real estate                              1,295,552       1,063,308      21.8
  Other consumer                                         500,300         507,325      (1.4)
  Commercial real estate                                 858,695         609,215      41.0
  Commercial business                                    558,253         370,906      50.5
Total loans                                            3,212,800       2,550,754      26.0
Earning assets                                         5,393,054       4,622,554      16.7
Assets                                                 5,917,784       4,956,246      19.4
Deposits:
  Noninterest-bearing                                    706,120         528,071      33.7
  Interest-bearing                                     2,911,957       2,642,688      10.2
Total deposits                                         3,618,077       3,170,759      14.1
Stockholders' equity                                     476,084         315,962      50.7
Common stockholders' equity                              480,617         309,378      55.3

SELECTED RATIOS:
Return on average assets                                    0.94 %          0.99 %
Return on average equity                                   11.62           15.78
Return on average common equity                            11.51           16.11
Net yield on average earning assets (t/e basis)             3.34            3.21
Efficiency ratio                                           63.15           66.13
Leverage ratio                                              8.30            7.61
Tier I risk-based capital ratio                            12.32           11.99
Total risk-based capital ratio                             13.47           13.11
